PROSPECTUS SUPPLEMENT NO. 2	Filed Pursuant to Rule 424(b)(3)
(To Prospectus dated May 3, 2013)	Registration No. 333-166556

JONES SODA CO.

3,207,500 Shares of Common Stock underlying Warrants

This prospectus supplement amends and supplements the prospectus dated April 30, 2013, effective on May 3, 2013, which forms a part of our Post-Effective Amendment No. 2 to Registration Statement on Form S-1 (Registration Statement No. 333-166556), as previously supplemented (the “Prospectus”). The Prospectus and this prospectus supplement relate to the sale and issuance of up to 3,207,500 shares of common stock of Jones Soda Co. to holders of outstanding warrants, upon exercise of such warrants.

On May 10, 2013, we filed with the Securities and Exchange Commission our quarterly report on Form 10-Q for the quarter ended March 31, 2013. This prospectus supplement is being filed to update, amend and supplement the information included or incorporated by reference in the Prospectus, with the information contained in the quarterly report on Form 10‑Q. Accordingly, we have attached the quarterly report to this prospectus supplement.

You should read this prospectus supplement in conjunction with the Prospectus, which is to be delivered with this prospectus supplement. If there is any inconsistency between the information in the Prospectus, and this prospectus supplement, you should rely on the information in this prospectus supplement.

Investing in our common stock involves a high degree of risk. See “Risk Factors” beginning on page 3 of the Prospectus for a discussion for the risks associated with our business. Also see “Cautionary Notice Regarding Forward-Looking Statements” in our annual report on Form 10-K and our latest quarterly report on Form 10‑Q.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this Prospectus Supplement is May 10, 2013.